Exhibit 99.1

EARNINGS RELEASE

Investor and Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director of Investor & Public Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports Record Earnings and Revenues in 2011;
Net Income Attributable to ICE up 28% to $510 Million on $1.33 Billion in
Revenues in 2011

●	4Q11 Adjusted Diluted EPS of $1.76; 4Q11 Diluted EPS Up 29% to $1.73
●	4Q11 Revenues Up 15% to $327 MM; 4Q11 Operating Income Up 23% to $195 MM

ATLANTA, GA (February 8, 2012) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported financial results for fourth quarter and full year 2011. Consolidated revenues rose 15% from the prior fourth quarter to $327 million. Consolidated net income attributable to ICE for the quarter grew 28% to $127 million. Diluted earnings per share (EPS) in the quarter increased 29% to $1.73.

For the fourth quarters ended December 31, 2011 and 2010, certain items were included in ICE’s operating results that are not indicative of our core business performance.  Excluding these items, fourth quarter 2011 adjusted net income attributable to ICE increased 29% to $129 million and adjusted diluted EPS grew 30% to $1.76. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income attributable to ICE and adjusted diluted EPS.

For the year ended December 31, 2011, ICE reported consolidated revenues of $1.33 billion, the eighth consecutive year of record revenues and up 15% from 2010. Consolidated 2011 net income attributable to ICE rose 28% to a record $510 million, and diluted EPS increased 29% to $6.90. Consolidated cash flow from operations grew 34% to a record $713 million in 2011.

ICE Chairman and CEO Jeffrey C. Sprecher said: “For the eighth consecutive year, ICE’s markets grew by serving the risk management needs of global markets. Despite broader market uncertainty, we achieved record results while building upon our existing business to serve more customers and markets. We continue to deliver value for shareholders through growth and innovation.”

“From investments in Brazil, to refinements of our most important benchmark contracts, to significant enhancements of our trading platform and clearing services, the ICE team delivered numerous initiatives to strengthen our platform for growth,” said Scott Hill, ICE SVP and CFO. “With a focus on disciplined investment and capital deployment, we continue to produce solid operating leverage and deliver very strong returns on invested capital.”

Fourth Quarter 2011 Results
Fourth quarter 2011 consolidated revenues grew 15% from the prior fourth quarter to $327 million. Consolidated transaction and clearing fee revenues increased 14% in the quarter to $287 million. Growth in transaction and clearing fee revenues was driven primarily by record trading volume in the futures and OTC energy segments.

Transaction and clearing fee revenues in ICE’s futures segment totaled $143 million in the fourth quarter of 2011, up 13% compared to the same period of 2010. Average daily volume (ADV) in ICE’s futures segment was 1.4 million contracts, an increase of 12% from the fourth quarter of 2010.

Transaction and clearing fee revenues in ICE’s global OTC segment increased 16% to $144 million in the quarter. Average daily commissions (ADC) for ICE’s OTC energy business in the fourth quarter were $1.6 million, up 21% compared to the fourth quarter of 2010. Revenues from ICE’s credit default swap (CDS) trade execution, processing and clearing business were $41 million in the quarter, up 10% from the fourth quarter of 2010, and included $18 million in CDS clearing revenues.

Consolidated market data revenues increased 18% from the fourth quarter of 2010 to a record $33 million, and consolidated other revenues were $7 million.

Consolidated operating expenses were $132 million in the fourth quarter, up 5% from the prior fourth quarter. Consolidated operating income increased 23% from the fourth quarter of 2010 to $195 million. Operating margin was 60%, and the effective tax rate for the quarter was 29%.

Full-Year 2011 Results
For the year ended December 31, 2011, consolidated revenues increased 15% to $1.33 billion. Consolidated transaction and clearing fee revenues totaled $1.18 billion in 2011, up 15% year-over-year. Transaction and clearing fee revenues in ICE’s futures segment grew 20% to $604 million. Futures volume and ADV for the year grew 16% to 381 million contracts and 1.5 million contracts, respectively. ICE Futures Europe established its fourteenth consecutive annual volume record. ICE Futures Canada also established a new volume record, and volume at ICE Futures U.S. was flat.

Global OTC segment transaction and clearing fee revenues were $572 million in 2011, an increase of 10% from 2010. ADC in ICE’s OTC energy business was a record $1.6  million, up 15% from 2010. Revenues from ICE’s CDS execution and clearing businesses totaled $167 million, comprised of $100 million from Creditex and $67 million from global CDS clearing. Through February 3, 2012, ICE’s CDS clearing houses have cleared $27.3 trillion in gross notional value, including nearly $12 trillion cleared during 2011.

Consolidated market data revenues increased 14% to a record $125 million in 2011.

Consolidated operating expenses increased 7% in 2011 to $534 million, and consolidated operating income was $793 million, up 22%. Operating margin was 60% for the year ended December 31, 2011, up from 57% in 2010.

The effective tax rates for 2011 and 2010 were 31% and 33%, respectively.

Consolidated cash flow from operations grew 34% to $713 million. Capital expenditures were $57 million in 2011, and capitalized software development costs were $30 million.

Unrestricted cash and cash equivalents were $823 million as of December 31, 2011. At the end of 2011, ICE had $888 million in outstanding debt.

Expense Guidance and Additional Information
●	ICE expects 2012 expenses in line with 2011 expenses, and up in the range of 3% to 6% on an adjusted expense basis, including compensation expense up in the range of 6% to 7%.
●
ICE expects 2012 operational capital expenditures and capitalized software development costs in the range of $60 million to $65 million.  In addition, ICE expects $30 million to $35 million in capital expenditures on real estate costs associated with consolidating multiple locations in London and in New York, respectively, into combined offices.

●	ICE expects depreciation and amortization expense for 2012 in the range of $127 million to $133 million.
●	ICE expects quarterly interest expense during 2012 in the range of $10 million to $11 million, which includes interest expenses associated with our debt facility and Russell index license.
●	ICE’s consolidated tax rate is expected to be in the range of 28% to 31% for 2012.
●
ICE's diluted share count for the first quarter of 2012 is expected to be in the range of 72.9 million to 73.9 million weighted average shares outstanding, and the diluted share count for fiscal year 2012 is expected to be in the range of 73.0 million to 74.2 million weighted average shares outstanding.

●	ICE repurchased $47 million in common stock in the fourth quarter of 2011. Approximately $334 million remains in ICE’s existing share repurchase program.

Earnings Conference Call Information
ICE will hold a conference call today, February 8, at 8:30 a.m. ET to review its full year and fourth quarter 2011 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing 877-674-6420 from the United States, or 708-290-1370 from outside the United States. Telephone participants should call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Trust, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, The Clearing Corporation, U.S. Dollar Index, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements
This press release may contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange's business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment and industry trends; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; changes in laws and regulations; increasing competition and consolidation in our industry; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including clearing developments; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under "Guidance and Additional Information"; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures for the foreseeable future; our ability to develop new products and services on a timely and cost-effective basis; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; identification of trends and how they will impact our business; and our ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, which is expected to be filed with the SEC on February 8, 2012. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Financial Statements
Consolidated Statements of Income
(In thousands, except per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2011	2010	2011	2010
			(Unaudited)
Revenues:
Transaction and clearing fees, net	$1,176,367	$1,023,454	$287,307	$251,430
Market data fees	124,956	109,175	32,625	27,608
Other	26,168	17,315	7,283	5,985
Total revenues	1,327,491	1,149,944	327,215	285,023

Operating expenses:
Compensation and benefits	250,601	236,649	62,650	56,953
Technology and communication	47,875	44,506	11,989	11,650
Professional services	34,831	32,597	9,861	7,757
Rent and occupancy	19,066	17,024	5,138	4,349
Acquisition-related transaction costs	15,624	9,996	864	934
Selling, general and administrative	33,909	35,714	8,716	11,457
Depreciation and amortization	132,252	121,209	33,189	33,342
Total operating expenses	534,158	497,695	132,407	126,442
Operating income	793,333	652,249	194,808	158,581
Other income (expense):
Interest and investment income	3,012	2,313	270	769
Interest expense	(36,097)	(29,765)	(11,276)	(7,641)
Other income (expense), net	(1,009)	(14,655)	(190)	(1,359)
Total other expense, net	(34,094)	(42,107)	(11,196)	(8,231)
Income before income taxes	759,239	610,142	183,612	150,350
Income tax expense	237,498	202,375	53,345	48,541
Net income	$521,741	$407,767	$130,267	$101,809
Net income attributable to noncontrolling interest	(12,068)	(9,469)	(3,494)	(2,677)
Net income attributable to IntercontinentalExchange, Inc.	$509,673	$398,298	$126,773	$99,132

Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$6.97	$5.41	$1.75	$1.35
Diluted	$6.90	$5.35	$1.73	$1.34
Weighted average common shares outstanding:
Basic	73,145	73,624	72,582	73,205
Diluted	73,895	74,476	73,414	74,177

Consolidated Balance Sheets
(In thousands)

	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$822,949	$621,792
Short-term restricted cash	52,982	75,113
Customer accounts receivable, net	136,331	114,456
Margin deposits and guaranty funds	31,555,831	22,712,281
Prepaid expenses and other current assets	37,298	52,136
Total current assets	32,605,391	23,575,778
Property and equipment, net	130,962	94,503
Other noncurrent assets:
Goodwill	1,902,984	1,916,055
Other intangible assets, net	854,374	890,818
Long-term restricted cash	164,496	144,174
Long-term investments	451,136	—
Other noncurrent assets	38,521	20,931
Total other noncurrent assets	3,411,511	2,971,978
Total assets	$36,147,864	$26,642,259

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$65,964	$65,162
Accrued salaries and benefits	58,248	53,769
Current portion of licensing agreement	19,249	18,268
Current portion of long-term debt	50,000	252,750
Income taxes payable	22,614	6,307
Margin deposits and guaranty funds	31,555,831	22,712,281
Other current liabilities	28,408	18,847
Total current liabilities	31,800,314	23,127,384
Noncurrent liabilities:
Noncurrent deferred tax liability, net	235,889	268,249
Long-term debt	837,500	325,750
Noncurrent portion of licensing agreement	80,084	60,325
Other noncurrent liabilities	31,736	43,786
Total noncurrent liabilities	1,185,209	698,110
Total liabilities	32,985,523	23,825,494

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	792	785
Treasury stock, at cost	(644,291)	(453,822)
Additional paid-in capital	1,829,181	1,745,424
Retained earnings	1,957,096	1,447,423
Accumulated other comprehensive income (loss)	(21,253)	37,740
Total IntercontinentalExchange, Inc. shareholders’ equity	3,121,525	2,777,550
Noncontrolling interest in consolidated subsidiaries	40,816	39,215
Total equity	3,162,341	2,816,765
Total liabilities and equity	$36,147,864	$26,642,259

Non-GAAP Financial Measures and Reconciliation

Below we provide adjusted net income attributable to ICE and adjusted earnings per share attributable to ICE common shareholders as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We strongly recommend that investors review the GAAP financial measures included in our Annual Report on Form 10-K, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE for the periods presented below is calculated by adding net income attributable to ICE, the adjustments described below, which are not reflective of our core business performance, and their related income tax effect. The following table reconciles net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per share attributable to ICE common shareholders for the periods presented below:

	Year Ended	Year Ended	Three Months	Three Months
	December 31,	December 31,	Ended	Ended
	2011	2010	December 31, 2011	December 31, 2010
	(In thousands, except per share amounts)
Net income attributable to ICE..	$509,673	$398,298	$126,773	$99,132
Add: Costs expensed related to the New Credit Facilities	2,634	—	2,634	—
Add: Acquisition-related transaction costs	15,624	9,996	864	934
Add: Loss on hedge related to CLE acquisition	—	15,080	—	—
Add: Severance costs relating to acquisitions	—	5,965	—	249
Less: Net gain on initial 4.8% ownership of CLE	—	(1,825)	—	—
Add/(Less): Income tax expense (benefit) effect related to the items above	(4,530)	(6,614)	(1,002)	(465)
Adjusted net income attributable to ICE.	$523,401	$420,900	$129,269	$99,850
Earnings per share attributable to ICE common shareholders:
Basic	$6.97	$5.41	$1.75	$1.35
Diluted	$6.90	$5.35	$1.73	$1.34
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$7.16	$5.72	$1.78	$1.36
Adjusted diluted	$7.08	$5.65	$1.76	$1.35
Weighted average common shares
outstanding:
Basic	73,145	73,624	72,582	73,205
Diluted	73,895	74,476	73,414	74,177